EXHIBIT 99

FOR IMMEDIATE RELEASE Contact: Paul Knopick

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ITRONICS’ 2005 LIMITED EDITION OF ITS POPULAR COLLECTIBLE SILVER NEVADA MINER BARS AVAILABLE IN EARLY MARCH

RENO, Nevada, January 27, 2005 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that the 2005 Limited Edition of its popular Silver Nevada Miner Bars, an excellent collectible and souvenir of the Silver State, will be available through its subsidiary, Itronics Metallurgical, Inc., in early March. Orders are being accepted now.

"The 99.9 percent pure 5 troy ounce silver bar is one of only two being manufactured and marketed in the United States and is a unique and beautiful collectible," said Dr. John Whitney, Itronics President. "Itronics Metallurgical began offering these bars through its ‘e-store’ catalog in 2001 at http://www.itromet.com and they continue to grow in popularity among collectors and those who want a remembrance from Nevada."

"In 2004 the price of silver was up significantly, generating both renewed consumer interest in this precious metal and in our silver bars," said Dr. Whitney. "Sales of this attractive silver collectible increased significantly in 2004 and we expect that with an expanding collector base, sales will again rise in 2005."

The Silver Nevada Miner Bar was created to commemorate the long and eventful silver mining history of Nevada and has proven to be a popular souvenir of Nevada, known as the "Silver State." The bars are 2 3/8 inches by 1 3/8 inches by 1/4 inch thick. Each contains exactly 5 ounces of pure silver. The bars are "proof quality" and include a year-stamp authenticating the limited edition.

The top surface of the bar is engraved with an authentic reproduction of a miner in one of the famous "square-set" stopes of the Comstock Silver Mines at Virginia City, Nevada, in the mid-1860's. The bars are beautifully crafted making them an excellent gift item.

Those interested in more information about the Silver Nevada Miner bars should call Itronics Metallurgical, Inc. at 1-800-368-1865 or visit http://www.itromet.com ..

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a "Beneficial Use Photochemical, Silver, and Water Recycling" facility that extracts more than 99 percent of the silver and virtually all the other toxic heavy metals from used photo liquids and converts the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the GOLD'n GRO trademark, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com . The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com .

Headquartered in Reno, Nevada, Itronics Inc. is Nevada's leading "Beneficial Use Recycling" company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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VISIT OUR WEB SITE: http://www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)